EXHIBIT 10.63(a)
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2
Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

Execution Version

LOAN AGREEMENT

Dated as of October 10, 2008

among

MOKULELE FLIGHT SERVICE, INC.,

as the Borrower,

THE SUBSIDIARIES OF

MOKULELE FLIGHT SERVICE, INC.

as Guarantors,

and

REPUBLIC AIRWAYS HOLDINGS INC.,

as Lender

TABLE OF CONTENTS

Section Page

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	References to Agreements and Laws
1.05	Times of Day
1.06	Uniform Commercial Code.

Article II
the Term COMMITMENTS and Term Loan

2.01	Making of the Term Loan
2.02	Repayment of Term Loan
2.03	Prepayments
2.04	Interest
2.05	Computation of Interest
2.06	Evidence of Indebtedness
2.07	Payments Generally.
2.08	Conversion Option

Article III
TAXES

3.01	Taxes
3.02	Matters Applicable to All Requests for Compensation
3.03	Survival

Article IV
CONDITIONS PRECEDENT TO Term Loan

4.01	Effective Date Conditions
4.02	Post-Effective Date Conditions.

Article V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws; “Air Carrier Status”
5.02	Authorization; No Contravention
5.03	Governmental Authorization; Other Consents
5.04	Binding Effect
5.05	[Intentionally Omitted]
5.06	Litigation
5.07	No Default
5.08	Ownership of Property
5.09	Environmental Compliance
5.10	Insurance
5.11	Taxes
5.12	ERISA Compliance
5.13	Subsidiaries; Equity Interests
5.14	Margin Regulations; Investment Company Act;
5.15	Disclosure
5.16	Compliance with Laws
5.17	Security/Priority
5.18	Representations and Warranties as to Collateral
5.19	Indebtedness and Guaranteed Indebtedness
5.20	Deposit Accounts
5.21	Outstanding Obligations
5.22	Equity Interests
5.23	Material Contracts and Obligations
5.24	Capital Structure
5.25	Airframe Leases

Article VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements
6.02	Certificates; Other Information
6.03	Notices
6.04	Payment of Obligations
6.05	Preservation of Existence, Etc
6.06	Maintenance of Properties
6.07	Maintenance of Insurance
6.08	Compliance with Laws
6.09	Books and Records
6.10	Inspection Rights
6.11	Use of Proceeds
6.12	Further Assurances
6.13	Cash Management System; Controlled Accounts; Initial Drawing[
6.14	FAA and DOT Matters; Citizenship
6.15	Cape Town Convention
6.16	Payment of Taxes
6.17	Hangar Property
6.18	Subordinated Liens
6.19	Subordination of Loan of Susan Silver
6.20	Gates and other Airport Space
6.21	Evidence of Debt Subject to Conversion

Article VII
NEGATIVE COVENANTS

7.01	Liens
7.02	Investments
7.03	Indebtedness
7.04	Guarantees and Other Liabilities
7.05	Fundamental Changes
7.06	Dispositions
7.07	Restricted Payments
7.08	Change in Nature of Business
7.09	Transactions with Affiliates
7.10	Use of Proceeds
7.11	Amendments of Organization Documents
7.12	Changes in Fiscal Year
7.13	Prepayments, Etc. of Indebtedness
7.14	Partnerships, Etc
7.15	Speculative Transactions
7.16	Formation of Subsidiaries
7.17	Change in Capital Structure
7.18	Sales and Leasebacks
7.19	Negative Pledge Clauses
7.20	Clauses Restricting Subsidiary Distributions
7.21	Capital Expenditures
7.22	Board Changes
7.23	Material Contracts and Obligations
7.24	Compensation of Officers and Managers
7.25	Debt Payments upon Event of Default

Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default
8.02	Remedies upon Event of Default
8.03	Application of Funds
8.04	Default by the Lender

Article IX
[INtentionally omitted]

Article X
SECURITY

10.01	Grant of Security
10.02	Further Assurances
10.03	Rights of the Lender; Limitations on the Lender’s Obligations
10.04	Covenants of the Loan Parties with Respect to Pledged Collateral
10.05	Remedies
10.06	Modifications
10.07	Release; Termination

Article XI
GUARANTY

11.01	Guaranty
11.02	Guaranty Absolute
11.03	Waivers and Acknowledgments
11.04	Subrogation
11.05	Continuing Guarantee; Assignments
11.06	No Reliance
Article XII
MISCELLANEOUS

12.01	Amendments, Etc.
12.02	Notices and Other Communications; Facsimile Copies
12.03	No Waiver; Cumulative Remedies
12.04	Attorney Costs, Expenses and Taxes
12.05	Indemnification by the Borrower
12.06	Payments Set Aside
12.07	Successors and Assigns
12.08	Setoff
12.09	Counterparts
12.10	Integration
12.11	Survival of Representations and Warranties
12.12	Severability
12.13	Governing Law
12.14	Waiver of Right to Trial by Jury
12.15	Binding Effect

SCHEDULES

I	Pledged Equity
II	Pledged Equity
5.02	Defaults
5.03	Certain Authorizations
5.11	Taxes
5.13	Subsidiaries and Other Equity Investments
5.18(a)(1)UCC Information
5.18(a)(2)UCC Information Changes
5.20	Deposit Accounts
5.21	Outstanding Obligations
5.22	Equity Interests
5.23	Material Contracts and Obligations
5.24	Capital Structure
5.25	Airframe Leases
7.01	Liens
7.03	Existing Indebtedness
7.06	Permitted Dispositions
12.02	Certain Addresses for Notices

EXHIBITS

A	Form of Term Note
B	Form of Spare Parts Security Agreement
C	Form of Aircraft and Engine Security Agreement
D	Copy of Executed Airline Services Agreement
E	Form of Administrative Services Agreement

LOAN AGREEMENT

This LOAN AGREEMENT (“Agreement”) is entered into as of October 10, 2008, among MOKULELE FLIGHT SERVICE, INC., a Hawaii corporation (the “Borrower”), each of the Subsidiaries of the Borrower from time to time party hereto (together with any future direct and indirect Subsidiaries of the Borrower, the “Guarantors”), and REPUBLIC AIRWAYS HOLDINGS INC., a Delaware corporation (the “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower desires that the Lender extend, and the Lender is willing to provide, a Term Loan on the Effective Date in an aggregate principal amount not to exceed $8,000,000 on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Services Agreement” means a copy of the administrative services agreement dated as of October 8, 2008 attached hereto as Exhibit E.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the preamble.

“Aircraft and Engine Mortgage” means any and/or all of the aircraft and engine mortgage and security agreements executed and delivered pursuant to Section 4.01(a)(viii).

“Airframes” means any and/or all of the Cessna model 208B aircraft owned or leased by any Loan Party.

“Airline Services Agreement” means that certain Amended and Restated Airline Services Agreement dated October 8, 2008 between Borrower and Shuttle America Corporation, a copy of which is attached hereto as Exhibit D.

“Airline Services Agreement Obligations” means any payment obligations that are outstanding and owed to Republic by the Borrower pursuant to the terms of the Airline Services Agreement.

“Applicable Rate” means a per annum rate equal to 10.00%.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Bank Control Agreements” means each deposit account control agreement, dated as of the Effective Date, among the Borrower, the Lender and each respective financial institution as listed on Schedule 5.20 and each deposit account control agreement, dated as of the Effective Date, among each Loan Party other than the Borrower, the Lender and each respective financial institution at which such Loan Party maintains any deposit account.

“Bankruptcy Code” means Chapter 11 of 11 U.S.C. §§ 101 et seq. (as heretofore and hereafter amended).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close.

“Cape Town Convention” means the official English language text of the Cape Town Convention on International Interests in Mobile Equipment and the Cape Town Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment prepared under the joint auspices of the International Institute for the Unification of Private Law and the International Civil Aviation Organization, which was signed in Cape Town South Africa on November 16, 2001.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries, for any period the sum of (without duplication) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower or any Subsidiary during such period for items that would be classified as “property or equipment” or comparable items on the consolidated balance sheet of the Borrower and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Loan Party free and clear of all Liens (other than Liens created under the Collateral Documents):

(i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing no more than 180 days after such date; (ii) commercial paper issued by domestic corporations or institutions, states or municipalities maturing no more than 180 days after such date if such commercial paper, at the time of the acquisition thereof, has a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing no more than 180 days after such date and issued or accepted by the Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has net assets of not less than $1,000,000,000 and that has a rating of at least AA from S&P or at least Aa from Moody’s; and (iv) shares of any money market mutual fund registered with the SEC under Rule 2a-7 that guarantees 100% same day liquidity and has net assets not less than $1,000,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means an event or series of events by which:

 (a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than the Lenders and its Affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has a right acquire (such right, an “option right”), whether such option right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the voting power or economic interests of the Equity Interests of Borrower, and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           William J. Boyer, Jr. ceases to own at least 30% of the Equity Interests of the Borrower (except if the foregoing occurs due solely to the exercise by the Lender of the conversion option provided by Section 2.08).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents, the Pledged Collateral, and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Lender, which property and assets shall not include the Excluded Assets.

“Collateral Documents” means, collectively, the provisions of Article X of this Agreement, the Aircraft and Engine Mortgages, the Spare Parts Security Agreement, the Bank Control Agreements, the Pledge Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender to secure any of the Obligations or any control agreement entered into by a Loan Party with respect to a Controlled Account.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means either (x) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise or (y) the ownership of 15% of a Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means a deposit account or securities account of any Loan Party at a depository bank or other financial institution acceptable to the Lender that has entered into account control agreements in form and substance satisfactory to the Lender, and otherwise established in a manner satisfactory to the Lender.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, including Slot trades.

“Dollar” and “$” mean lawful money of the United States.

“DOT” means the United States Department of Transportation.

“Effective Date” means the first date on which all of the conditions precedent set forth in Section 4.01 are satisfied or waived.

“Engines” means any and/or all of the aircraft engines owned by any Loan Party.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, noise, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equipment” has the meaning specified in Section 10.01(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Assets” shall mean:

(a)           any permit or license issued by a Governmental Authority to any Loan Party or any agreement or property subject to any agreement to which any Loan Party is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any Laws applicable thereto, validly prohibit the creation by such Loan Party of a security interest in such permit, license, agreement or property in favor of the Lender (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity); and

(b)           any Loan Party’s leasehold interest in any aircraft, airframe, engine or part to the extent that the applicable lease validly prohibits the creation by such Loan Party of a security interest in such leasehold interest, and any aircraft, airframe, engine or part subject to a Lien permitted under Section 7.01(b);

provided, however, that Excluded Assets shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Assets referred to in clause (a) or (b) (unless such Proceeds, substitutions or replacements would constitute Excluded Assets referred to in clause (a) or (b)).

“Existing Indebtedness” means the Indebtedness set forth on Schedule 7.03.

 “FAA” means the Federal Aviation Administration.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means, collectively, each of the existing and future direct and indirect Subsidiaries of the Borrower.

“Guaranty” has the meaning specified in Section 11.01.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Hangar Property” means that certain land area situated on the South Ramp at the Honolulu International Airport, designated as Space No. 009-165 and subject to the Hangar Facilities Lease between the State of Hawaii, Department of Transportation, as lessor, and the Borrower, as lessee, (State Lease No. DOT-A-06-0011) and any structures thereon.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business);

(e)           indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           capital leases, operating leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

“Indemnitees” has the meaning set forth in Section 12.05.

“International Interest” has the meaning as expressed in the Cape Town Convention.

“Interest Payment Date” means the last Business Day of each month and the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, any Governmental Authority, in each case whether or not having the force of law.

“Leis Letter” means the letter, in form satisfactory to the Lender, from Dorvin D. Leis to the Lender (x) representing to the Lender that he has converted all of his outstanding loans to the Borrower into equity in the Borrower and (y) covenanting that he will make an equity contribution to the Borrower during 2009 in the amount of [*].

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Term Note, (c) the Collateral Documents and (d) the Subordination Agreements.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse effect upon the business, condition (financial or otherwise), operations, performance, properties or prospects of the Loan Parties taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material impairment of the Collateral; provided that a termination of the Mesa Code Share Agreement shall not be deemed a “Material Adverse Effect” for purposes of this Agreement.

“Maturity Date” means the earlier of (a) the two year anniversary of the Effective Date and (b) the acceleration of the maturity of the Term Loan in accordance with Section 8.02.

“Mesa Code Share Agreement” means that certain Code Share Agreement dated as of February 9, 2007 between Mesa Airlines, Inc. and Mokulele Air Group, Inc.

“Minimum Proceeds Amount” means with respect to any offering of Equity Interests by the Borrower, Net Cash Proceeds greater than $100,000 for each .5% interest in the Borrower on a fully diluted basis (calculated immediately prior to such offering).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means with respect to the issuance of any capital stock or other Equity Interest by the Borrower, the excess of (i) the cash received in connection with such issuance over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, actually incurred by such Loan Party in connection with such issuance.

“NPL” means the National Priorities List under CERCLA.

*Confidential

“Obligations” means (i) all advances to, and debts, liabilities, obligations, performance obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue (or would accrue but for the commencement of any case or proceeding under any Debtor Relief Law) after the commencement by or against any Loan Party or any Affiliate thereof of any case or proceeding under any Debtor Relief Laws naming such Person as the debtor in such case or proceeding, regardless of whether such interest and fees are allowed claims in such case or proceeding and (ii) any Airline Services Agreement Obligations.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Participant” has the meaning specified in Section 12.07(c).

“Permitted Liens” means Liens described (i) in Sections 7.01(a), and (c) (to the extent such tax liens do not result in a material risk of loss of the applicable asset), (ii) in  Section 7.01(d), with respect to Airframes and Engines, to the extent permitted by the Aircraft and Engine Mortgages, and (iii) on Schedule 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means that certain Pledge Agreement by William J. Boyer, Jr. and Golden Pacific Land Corporation in favor of the Lender, dated as of the Effective Date.

“Pledged Collateral” has the meaning set forth in Section 10.01.

“Pledged Debt” means the Indebtedness set forth opposite each Loan Party’s name on and as otherwise described in Schedule II.

“Pledged Equity” means the shares of stock and other Equity Interests set forth opposite each Loan Party’s name on and as otherwise described in Schedule I.

“Pledged Spare Parts” has the meaning assigned to such term in the Spare Parts Security Agreement.

“Republic” means Republic Airways Holdings Inc.

“Responsible Officer” means, (i) the chief executive officer, president, chief financial officer, executive vice president, treasurer or assistant treasurer of a Loan Party, and (ii) with respect to each Loan Party (other than the Borrower), any person authorized by the Board of Directors or shareholders of such Loan Party to execute documents in connection with the Loan Documents on behalf of such Loan Party.  Any document delivered hereunder or thereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Loan Party’s stockholders, partners or members (or the equivalent Persons thereof).

“Routes” means each right, license, permit, and other authorization whereby any Loan Party is entitled or permitted to fly between two or more points, either within one country or between two countries.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Credit Documents” means, collectively, (i) the Loan Documents and (ii) the Airline Services Agreement.

“Silver Loan” has the meaning specified in Section 6.19.

“Smith Complaint” means the complaint filed with the Hawaii Civil Rights Commission bearing the caption Stephanie L. Smith v. Mokulele Flight Service, Inc. and Rob McKinney, as an individual; FEP No. WH-13805, EEOC Charge No. 37B-2007-00076.

“Spare Part” has the meaning specified in the Spare Parts Security Agreement.

“Spare Parts Security Agreement” has the meaning specified in Section 4.01(a)(ix).

“Subordination Agreement” means each of the Subordination Agreements, dated as of the Effective Date, between the Lender and the subordinated creditor referred to therein and acknowledged by the Borrower.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet lease in which the lessee is contractually entitled to the tax benefits of ownership of the leased assets, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Term Borrowing” means any borrowing of the Term Loan in accordance with Sections 2.01(a) or 2.01(c), as applicable.

“Term Commitment” means $8,000,000.

“Term Loan” means the extensions of credit by the Lender to the Borrower pursuant to Section 2.01.

“Term Note” means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A.

“Title 49” means Title 49 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Lender’s security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” and “U.S.” mean the United States of America.

“United States Citizen” has the meaning specified in Section 5.01.

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i)  The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

1.04 References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.05 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Uniform Commercial Code.

Unless otherwise defined herein, terms used in Article X that are defined in the UCC shall have the meanings assigned to them in the UCC.

ARTICLE II
THE TERM COMMITMENTS AND TERM LOAN

2.01 Making of the Term Loan

(a) Term Borrowing on the Effective Date. Subject to the terms and conditions hereof, the Lender agrees to make, on the Effective Date, a Term Borrowing to the Borrower in the amount as set forth in written notice to the Lender, such amount to be a multiple of $100,000 up to $1,000,000 and in increments of $500,000 thereafter (but not to exceed the Term Commitment).  Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.

(b) Mechanics of a Term Borrowing on the Effective Date.  Borrower shall provide the Lender with written notice no later than 10:00 a.m. (New York City time) on the Effective Date with respect to the Term Borrowing under Section 2.01(a).  The Lender shall make such Term Borrowing available to Borrower not later than 3:00 p.m. (New York City time) on the Effective Date by wire transfer of same day funds in Dollars to the Controlled Account designated by the Borrower in such notice.

(c) Term Borrowing after the Effective Date.  Subject to the terms and conditions hereof, the Lender agrees to make, upon notice from time to time from the Borrower as set forth in Section 2.10(d), during the period that is the earlier of 365 days following the Effective Date or the entry into service of the sixth aircraft pursuant to the Airline Services Agreement, a Term Borrowing to Borrower in a minimum amount of $1,000,000 and in increments of $500,000 thereafter, provided that the aggregate for such Term Borrowings and all previous Term Borrowings shall not to exceed the Term Commitment  Any amount borrowed under this Section 2.01(c)and subsequently repaid or prepaid may not be reborrowed.

(d) Mechanics of a Term Borrowing after the Effective Date.  Borrower shall provide the Lender with written notice no later no later than 10:00 a.m. (New York City time) on the date that is at least two Business Days prior to the proposed date of such Term Borrowing) under Section 2.01(c).  The Lender shall make such Term Borrowing available to Borrower not later than 3:00 p.m. (New York City time) on the date for such Term Borrowing set forth in such notice, subject to the continued satisfaction of the conditions set forth in Section 4.02 by wire transfer of same day funds in Dollars to the Controlled Account designated by the Borrower in such notice.

2.02 Repayment of Term Loan.  The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of the Term Loan outstanding on such date.

2.03 Prepayments

The Borrower may not without prior written consent of the Lender, prepay the Term Loan in whole or in part; provided that, the Borrower may prepay the Term Loan, in whole or in part (x) upon 20 days notice to the Lender (subject to the right of  the Lender, during such period, (I) to exercise its right under Section 2.08 with respect to the amount of the Term Loan proposed to be prepaid, and (II) in the event such prepayment is to occur utilizing any Indebtedness referenced in clause (y)(ii) below, the Lender may elect to reduce the interest rate on that portion of the Term Loan proposed to be so prepaid to the interest rate so offered, and to the extent of such exercise or election by the Lender, as applicable, such prepayment may not occur) and (y) so long as the amount utilized for such prepayment represents either (i) the Net Cash Proceeds of an issuance of additional Equity Interests pursuant to Section 7.17 or (ii) Indebtedness that: (a) is at an interest rate at least 1% lower than the Applicable Rate; and(b) is owed to a Person who is not an Affiliate of the Borrower.

2.04 Interest

(a)	Interest Rate. Subject to the provisions of subsection (b) below, the Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate.

(b)
 Default Rate.  Upon the occurrence and during the continuance of a Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of the Term Loan owing to the Lender, payable in arrears on the dates referred to in clause (c) below and on demand, at a rate per annum equal at all times to 2% per annum above the Applicable Rate and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand, at a rate per annum equal at all times to 2% above the Applicable Rate.

(c)	Payment Dates. Interest on the Term Loan shall be due and payable in arrears on each Interest Payment Date and, to the extent provided in Section 2.04(b), on demand.

2.05 Computation of Interest.  All computations of interest shall be made on the basis of a 365-day year and actual days elapsed.

2.06 Evidence of Indebtedness.  The Term Loan shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business.  The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Term Loan made by the Lender to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Term Note, which shall evidence the Lender’s Term Loan in addition to such accounts or records.  The Lender may attach schedules to the Term Note and endorse thereon the date, amount and maturity of the Term Loan and payments with respect thereto.

2.07 Payments Generally.

(a)
 All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender, at the account specified by the Lender in Dollars and in immediately available funds not later than 2:00 p.m. (New York City time) on the dates specified herein.  All payments received by the Lender after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue.

(b)
 If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

2.08 Conversion Option

The Lender may at any time until the Maturity Date and in its sole discretion convert all or part (in increments of at least $500,000) of the unpaid principal amount hereunder into such number of fully diluted shares (calculated immediately prior to giving effect to such conversion) of the Borrower at a conversion rate of 2.8875% per  $500,000.

ARTICLE III
TAXES

3.01 Taxes

(a)
 Except as otherwise provided in this Section 3.01, any and all payments by the Borrower to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains its Lending Office or is otherwise a resident or doing business (other than a jurisdiction in which such Person is deemed to be doing business solely as a result of entering into, or performing its obligations under, any Loan Document) (all non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, then, except as otherwise provided in this Section 3.01, (i) the sum payable shall be increased as necessary so that after making all required deductions with respect to Taxes (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is satisfactory to the Lender.

(b)
 In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property, intangible, mortgage recording taxes or similar charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)
 If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, the Borrower shall also pay to the Lender at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)
 The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.01(c) without duplication and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; but excluding amounts resulting from the failure to comply with the requirements of Section 12.05.  Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

3.02 Matters Applicable to All Requests for Compensation.  A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and the basis therefor shall be conclusive in the absence of manifest error.  In determining such amount, the Lender may use any reasonable averaging and attribution methods.

3.03 Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Term Loan and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO TERM LOAN

4.01 Effective Date Conditions.  The obligation of the Lender to make the Term Loan on the Effective Date pursuant to Sections 2.01(a) and 2.01(b) shall become effective on the first date on which all of the following conditions precedent shall have been satisfied to the satisfaction of the Lender:

(a)
 The Lender’s receipt of the following, each of which shall be originals, facsimiles or in ‘PDF’ format by electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Lender:

(i)
 duly executed and completed counterparts hereof (in the form provided and specified by the Lender) that, when taken together, bear the signatures of (1) the Borrower, (2) each Guarantor, and (3) the Lender;

(ii)	Each of the following:

(A)	to the extent consisting of shares of stock or other certificated securities, certificates representing the Pledged Equity accompanied by undated stock powers executed in blank;

(B)
 evidence (1) of the insurance required by the terms of this Agreement and the other Loan Documents and (2) that the Lender has been named as additional insured and/or loss payee thereunder to the extent required under Section 6.07; and

(C)
 completed requests for information, dated on or before the Effective Date, listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements.

(iii)
 such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv)
 such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing and in good standing in its jurisdiction of organization;

(v)	a favorable opinion of Allen Sakai, Esq., counsel to the Loan Parties, addressed to the Lender, in form and substance satisfactory to the Lender;

(vi)
 a favorable opinion of Daugherty, Fowler, Peregrin, Haught & Jenson, special aviation counsel to the Lender with regard to, among other things, (A) the granting of a security interest and perfection of the security interest in Engines owned by the Loan Parties in favor of the Lender and (B) the absence of Liens (other than Liens granted in connection with this Agreement) on engines and aircraft spare parts on which the Lender is entitled to have a Lien, in each case, in form and substance satisfactory to the Lender;

(vii)
 a certificate of a Responsible Officer of each Loan Party either (A) listing all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)
 aircraft and engine mortgage and security agreements, in substantially the form attached hereto as Exhibit C, duly executed by each Loan Party that owns any Airframes or Engines (and in respect of all such Airframes and Engines) as of the Effective Date, except as provided by Section 6.18;

(ix)	Spare Parts Security Agreement, in substantially the form attached hereto as Exhibit B, duly executed by each Loan Party that owns any Spare Parts as of the Effective Date;

(x)	a copy of the Pledge Agreement duly executed by each party thereto;

(xi)	a copy of each Bank Control Agreement;

(xii)	a copy of the Administrative Services Agreement duly executed by each party thereto;

(xiii)	a copy of the Airline Services Agreement duly executed by each party thereto;

(xiv)	a copy of a Subordination Agreement duly executed by (x) William J. Boyer and Yung J. Boyer and (y) William J. Boyer, Jr., respectively;

(xv)	evidence that all registrations requested by the Lender in accordance with the Cape Town Convention have been made and are (or will be) effective pursuant to the terms of the Cape Town Convention;

(xvi)
 evidence that (x) all FAA filings for Airframes, Engines and Pledged Spare Parts requested by the Lender have been made and are (or will be) effective to perfect the Lender’s security interest in such Airframes, Engines and Pledged Spare Parts, as applicable, and (y) all FAA filings for Airframes and Engines leased by the Borrower have been made;

(xvii)
 financing statements, in proper form for filing under the Uniform Commercial Code of all jurisdictions that the Lender may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created hereunder, covering the Collateral described in Article X;

(xviii)	certified true copies of the plans, timeline, drawings, invoices, merchant contracts and the building contract with respect to the Hangar Property;

(xix)	copies of all written communications received by any Loan Party from any taxing authority in respect of the failure to file any tax returns as listed in Schedule 5.11;

(xx)	a copy of an employment agreement between the Borrower and William J. Boyer, Jr. in form and substance satisfactory to the Lender;

(b)
 The representations and warranties of the Borrower and each other Loan Party contained in Article V and each other Loan Document, and which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(c)	No Default shall exist or would result from the making of the Term Loan pursuant to Section 2.01:

(d)	No material work disruptions or stoppages by employees of any of the Loan Parties shall have occurred and be continuing.

(e)	William J. Boyer, Jr. shall have converted his outstanding personal loans to the Borrower into equity in the Borrower and has provided evidence satisfactory to the Lender of such conversion.

(f)	The Leis Letter has been executed and delivered to the Lender.

4.02 Post-Effective Date Conditions.

 The obligation of the Lender to advance any Term Borrowing pursuant to Section 2.01(c) shall become effective on the first date on which all of the following conditions precedent shall have been satisfied to the satisfaction of the Lender:

(a)	The Effective Date shall have occurred;

(b)
 The representations and warranties of the Borrower and each other Loan Party contained in Article V and each other Loan Document, and which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of the Term Borrowing pursuant to Section 2.01(c) as certified by a Responsible Officer of each Loan Party to the Lender;

(c)	No Default shall exist or would result from the making of such Term Borrowing;

(d)
 No event or circumstance shall have occurred since the Effective Date that, in the view of each of the Lender, in its sole discretion, has resulted in a Material Adverse Effect that is continuing or that would be reasonably expected to result in a Material Adverse Effect; and

(e)
 The Borrower shall have delivered to the Lender a certificate from a Responsible Officer of the Borrower certifying that the conditions precedent to such Term Borrowing have been satisfied (except as to matters that require the approval or satisfaction of the Lender), together with such evidence with respect thereto as the Lender may request.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Loan Parties jointly and severally represent and warrant to the Lender that:

5.01 Existence, Qualification and Power; Compliance with Laws; “Air Carrier Status”.  Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in the case of clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Borrower (and no other Loan Party) is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49 or commuter air carrier authorizations.  Each such Person holds air carrier operating certificates issued pursuant to Chapter 447 of Title 49.  The Borrower is an “air carrier” and is  a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 (a “United States Citizen”).  The Borrower possesses all necessary governmental certificates, franchises, licenses, permits, rights, authorizations and concessions and consents which are material to the operation of the Routes flown by it and the conduct of its business and operations as currently conducted.

5.02 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Except as set forth on Schedule 5.02, no Loan Party is in material breach of any material Contractual Obligation.

5.03 Governmental Authorization; Other Consents.  Except for any review by the Department of Transportation in respect of a substantial change of operations and/or a substantial change of ownership of the Borrower pursuant to 14 C.F.R. Part 204, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (iii) the perfection or maintenance of the Liens created under the Collateral Documents except in each case for such consents, exemptions, authorizations, approvals, actions, notices and filings listed on Schedule 5.03 hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.

5.04 Binding Effect.    This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.05 [Intentionally Omitted].

5.06 Litigation.  Except for the Smith Complaint, there are no actions, suits, proceedings, claims or disputes pending or, to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Borrower’s Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  The performance of any action by any Loan Party required or contemplated by any of the Loan Documents is not restrained or enjoined (either temporarily, preliminary or permanently).  There are no actions, suits or proceedings pending that challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document which seek to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto.

5.07 No Default.  No Default has occurred and is continuing or would result from the execution, delivery or performance of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

5.08 Ownership of Property

(a) The Collateral subject to each Aircraft and Engine Mortgage and the Spare Parts Security Agreement is free and clear of all Liens other than Permitted Liens.

(b) No Loan Party (other than the Borrower) currently owns or will own any interest in any Spare Part.

(c) No Loan Party (other than the Borrower) currently owns or will own any interest in any Engine or Airframe.

5.09 Environmental Compliance

(a)           None of the properties currently owned or operated by any Loan Party, and, to the best of the Borrower’s knowledge, formerly owned or operated by any Loan Party, is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the Borrower’s knowledge, on any property formerly owned or operated by any Loan Party, which treatment, storage or disposal could individually, or in the aggregate reasonably be expected to have a Material Adverse Effect; there is no asbestos or asbestos-containing material on any property currently owned by any Loan Party as could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and to the best of the Borrower’s knowledge Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party in each case as could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(b)           No Loan Party is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in Material Adverse Effect.

5.10 Insurance.  The properties of the Loan Parties are insured or reinsured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.

5.11 Taxes.  Except as set forth on Schedule 5.11, the Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid or made adequate provision for payment of all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets that are due and payable, except, in each case, those which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.  No Loan Party is party to any tax sharing agreement with any Person.  No Loan Party is aware of any potential Liens on their properties, income or assets as a result of any nonpayment of any such taxes.

5.12 ERISA Compliance. The Borrower has no Plans.

5.13 Subsidiaries; Equity Interests.  Each Loan Party has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable, and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  Set forth in Part (b) of Schedule 5.13 is a complete and accurate list of all Investments (other than (i) Cash Equivalents and (ii) those Investments set forth in Part (a) of Schedule 5.13) held by any Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.  No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (a) or Part (b) of Schedule 5.13.

5.14 Margin Regulations; Investment Company Act;

(a)
 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of the Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b)
 None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940 (the “ICA”).  Neither the making of the Term Loan nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any the ICA or any rule, regulation or order of the SEC thereunder.

5.15 Disclosure.  All information that has been made available to the Lender by the Borrower or any of its representatives in connection with the transactions contemplated hereby is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made.

5.16 Compliance with Laws.  Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Security/Priority

The provisions of the Loan Documents are effective to create in favor of the Lender, legal, valid and first priority perfected Liens (subject, in the case of priority, to Permitted Liens) on and security interests in all right, title and interest in the Collateral, enforceable against each Loan Party that owns an interest in such Collateral and any other Person.

5.18 Representations and Warranties as to Collateral.  (a)  Each Loan Party’s exact legal name, as defined in Section 9-503(a) of the Uniform Commercial Code, is correctly set forth in Schedule 5.18(a)(1) hereto.  Each Loan Party is located (within the meaning of section 9-307 of the Uniform Commercial Code) and has its chief executive office in the state or jurisdiction set forth in Schedule 5.18(a)(1) hereto.  The information set forth in Schedule 5.18(a)(1) hereto with respect to each Loan Party is true and accurate in all respects.  Except as set forth in Schedule 5.18(a)(1), no Loan Party has previously changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number during the 5 years preceding the execution of this Agreement from those set forth in Schedule 5.18(a)(1) hereto except as disclosed in Schedule 5.18(a)(2) hereto.

(b)	Each Loan Party is the legal and beneficial owner of the Collateral of such Loan Party free and clear of any Lien of others, except for Permitted Liens.

(c)
 Except for possessory interests of landlords and warehousemen, each Loan Party has exclusive possession and control of the Equipment.  In the case of Equipment located on leased premises or in warehouses, no lessor or warehouseman of any premises or warehouse upon or in which such Equipment is located has (i) issued any warehouse receipt or other receipt in the nature of a warehouse receipt in respect of any Equipment, (ii) to the best knowledge of any Loan Party, issued any document for any of any Loan Party’s Equipment and (iii) to the best knowledge of any Loan Party, received notification of any secured party’s interest (other than the security interest granted hereunder) in any Loan Party’s Equipment.

(d)
 The Pledged Equity of any Subsidiary of any Loan Party pledged by each Loan Party hereunder has been duly authorized and validly issued and is fully paid and non-assessable.  If any Loan Party is an issuer of Pledged Equity, such Loan Party confirms that it has received notice of such security interest.

(e)
 The Pledged Equity of any Subsidiary of any Loan Party pledged by each Loan Party constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto.  The Pledged Debt constitutes all of the outstanding indebtedness owed to each Loan Party by the issuers thereof and, as of the Effective Date, is outstanding in the principal amount indicated on Schedule II hereto.

5.19 Indebtedness and Guaranteed Indebtedness.  All Indebtedness and Guaranteed Indebtedness outstanding as of the Effective Date for each Loan Party (other than the Obligations) is described on Schedule 7.03.

5.20 Deposit Accounts.  Schedule 5.20 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts in the United States, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held and the complete account number therefor.

5.21 Outstanding Obligations

Except as set forth on Schedule 5.21, no Loan Party owes any obligation, for the payment of money or otherwise, to any current or former Affiliate or current or former shareholder.

5.22 Equity Interests

Schedule 5.22 sets forth all Persons that held an Equity Interest in the Borrower during the 5 years preceding the execution of this Agreement.

5.23 Material Contracts and Obligations

Schedule 5.23 lists all contracts entered into by any Loan Party and any other obligations of such Loan Party that may require payment by such Loan Party of more than $10,000 in any calendar year and/or the performance by such Loan Party of any material obligations..

5.24 Capital Structure

The capital structure of the Borrower is as set forth on Schedule 5.24 hereto.

5.25 Airframe Leases

The Airframes operated by the Borrower are subject to the leases as set forth on Schedule 5.25.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as (i) the Term Loan remains outstanding or (ii) any other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Loan Party to:

6.01 Financial Statements.  Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a)
 within 30 days following the Effective Date, the unaudited consolidated financial statements of the Borrower and its Subsidiaries dated December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date, prepared in accordance with GAAP;

(b)
 as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be qualified in any material respect except with respect to a “going concern” or like qualification or exception;

(c)
 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the Chief Executive Officer and the Chief Financial Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes; and

(d)
 as soon as available, but in any event within 30 days after the end of each month, other than the third month of any fiscal quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the Chief Executive Officer and the Chief Financial Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information.  Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a)
 promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party, or any audit of any of them;

(b)
 promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 6.02;

(c)
 promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(d)
 promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request; and

(e)	promptly upon request of the Lender a schedule listing all locations at which $100,000 or more of Equipment of any Loan Party is located.

6.03	Notices. Promptly notify the Lender:

(a)	of the occurrence of any Default;

(b)	of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)
 of any material setoff, claims (including with respect to material environmental claims), withholdings or other defenses to which any of the Collateral, or any of the Lender’s rights with respect to the Collateral, in any material respect, are subject.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.  Pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

6.05 Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 or 7.06; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or is due to a termination of the Mesa Code Share Agreement; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect, except to the extent that failure to do so is due to a termination of the Mesa Code Share Agreement.

6.06 Maintenance of Properties.  (a)  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance or reinsurance in accordance with the terms of the Collateral Documents and otherwise with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Lender of termination, modification, lapse or cancellation of such insurance or reinsurance.  Each such policy of insurance shall (a) name the Lender as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Lender, that names the Lender as the loss payee thereunder for any covered loss.

6.08 Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries consistent with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower and its Subsidiaries.

6.10 Inspection Rights.  Permit representatives and independent contractors of the Lender, at the expense of the Borrower, to visit and inspect any of its properties, to inspect the Collateral, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (with the Borrower having the right to have a representative present at all such communications) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds.  Use the proceeds of the Term Loan to provide general working capital and to pay ordinary operating costs and expenses of the Loan Parties.

6.12 Further Assurances.  Promptly upon request by the Lender (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.13 Cash Management System; Controlled Accounts; Initial Drawing.  Maintain and cause each of its Subsidiaries to maintain (a) a cash management system reasonably acceptable to the Lender and (b) all cash in Controlled Accounts (except to the extent held in accounts not at any time having an aggregate balance in excess of $25,000).

6.14 FAA and DOT Matters; Citizenship.  (a) possess and maintain, and cause each other Loan Party to possess and maintain, all necessary franchises, licenses, permits, rights, concessions, authorizations and consents which are material to the operation of the Routes flown by it and the conduct of its business and operations as currently conducted except in any case described in this clause (a), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect and (b) solely with respect to the Borrower, (i) maintain at all times its status at the DOT, as applicable, as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49, or a commuter air carrier authorization, as applicable; (ii) at all times hereunder be a citizen of the United States as defined by Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies; and (iii) maintain at all times its status at the FAA as an air carrier and hold air carrier operating certificates and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Sections 119, 121 or 135 as currently in effect or as may be amended or recodified from time to time.

6.15 Cape Town Convention.  With respect to the Cape Town Convention which has been ratified by, and is in full force and effect in the United States of America, the parties hereto hereby agree to permit the interests created under the Loan Documents to constitute International Interests under the Cape Town Convention. Upon request by the Lender, the Borrower at its own cost and expense shall from time to time do or cause to be done any and all acts and things which may be required or desirable (in the opinion of the Lender) to ensure that the Lender has the full benefit of the Cape Town Convention in connection with any Airframes or Engines, including:

(a)
 any matters connected with registering, perfecting, preserving and/or enhancing any International Interest vested in the Lender with respect to any Airframes or Engines and constituted by the Loan Documents;

(b)	entry in to agreements (subordination or otherwise) to protect and/or enhance and/or, improve the priority of any International Interest referred to in the foregoing paragraph;

(c)	excluding, in writing, the application of any provisions of the Cape Town Convention that the Lender may deem desirable in connection with the foregoing; and

(d)
 if any subsequent action taken by any party, including any permitted sublease or re-registration of any Airframes or Engines, gives rise to a new International Interest under the Cape Town Convention, registering such interest with the International Registry (as such term is defined in the Cape Town Convention) with the consent of the Lender, or any duly authorized agent thereof, and any other party hereto as necessary to complete such registration.

6.16 Payment of Taxes.  Each Loan Party shall pay and discharge or cause to be paid and discharged promptly all taxes payable by it, including taxes imposed upon it, its income and profits, or any of its operations, its property (real, personal or mixed) and all taxes with respect to tax, social security and unemployment withholding with respect to its employees, before any thereof shall become past due, except in each case, (i) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (x) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (y) such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such taxes or (ii) where the failure to pay or discharge such taxes would not result in aggregate liabilities in excess of $50,000.

6.17 Hangar Property

The Borrower shall undertake best efforts to provide the Lender, within 180 days of the Effective Date, a mortgage on and collateral assignment of its interest in the Hangar Property together with such related title insurance and legal opinions as well as any other documents reasonably requested by the Lender (including all consents from any applicable landlord or Governmental Authority as required by applicable law).

6.18 Subordinated Liens

In respect of any Airframe owned by the Borrower that is subject to a purchase money security interest in favor of the Airframe manufacturer, the Borrower shall use commercially reasonable efforts to enter into an aircraft mortgage and security agreement in the form attached as Exhibit C in respect of such Airframe and to obtain consent from such manufacturer to a subordinated lien on such Airframe in favor of the Lender within 30 days of the Effective Date.

6.19 Subordination of Loan of Susan Silver

The Borrower shall undertake best efforts to obtain a subordination of all loans by Susan Silver to the Borrower (the “Silver Loan”) within 30 days of the Effective Date pursuant to a Subordination Agreement, which shall (a) include an extension of the maturity date of the Silver Loan beyond the Maturity Date, (b) provide that no principal shall be payable under the Silver Loan until all amounts due hereunder have been paid to the Lender and (c) provide that no interest shall be payable under the Silver Loan upon the occurrence of an Event of Default.

6.20 Gates and other Airport Space

To the extent permitted by applicable law, the Borrower shall undertake commercially reasonable efforts to provide the Lender, within 180 days of the Effective Date, a mortgage on and collateral assignment of its interest in all airport gate spaces, ticket counters, lounge spaces and any other airport spaces leased to the Borrower from any Governmental Authority (including all consents from any such Governmental Authority as required by applicable law).

6.21 Evidence of Debt Subject to Conversion

Within 150 days of the Effective Date, the Borrower shall provide such evidence and documentation as required by the Lender in its sole discretion to document the basis for the conversion (as carried out immediately prior to the Effective Date) of loans to the Borrower by William J. Boyer, Jr. to Equity Interests in the Borrower.

ARTICLE VII
NEGATIVE COVENANTS

So long as (i) the Term Loan remains outstanding, or (ii) any other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, without the prior written consent of Lender, which consent, with respect to Sections 7.03, 7.06, 7.21 and 7.22, shall not be unreasonably withheld or delayed, nor shall it permit any other Loan Party to, directly or indirectly:

7.01 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of the Borrower’s Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a)	Liens pursuant to any Loan Document;

(b)	Liens existing on the Effective Date and set forth on Schedule 7.01;

(c)
 Liens for taxes, assessments or governmental charges or claims not delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)
 Liens of landlords, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)
 Liens incurred or pledges or deposits in the ordinary course of business made in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)
 Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases (real and personal) (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance and return of money (but not borrowed money) bonds, reimbursement obligations and chargeback rights of Persons performing credit card processing services for a Loan Party and other obligations of a like nature incurred in the ordinary course of business;

(g)
 easements, rights-of-way, restrictions, minor defects, encroachments or irregularities of title and other similar charges or encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)	Liens securing judgments and attachments or securing appeal or other surety bonds related to such judgments;

(i)	operating leases or subleases of real or personal property granted to others not interfering in any material respect with the business of the Loan Parties, taken as a whole;

(j)
 Liens in favor of collecting or payor banks and credit card processors having a right of setoff, revocation, refund or chargeback with respect to money or instruments of any Loan Party on deposit with or in possession of such bank; and

7.02 Investments.  Make or hold any Investments, except:

(a)	Investments held by any Loan Party in the form of Cash Equivalents;

(b)	equity Investments of the Borrower in any Subsidiary existing on the date hereof;

(c)
 Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired in the ordinary course of business and Investments received in settlement of amounts due to any Loan Party effected in the ordinary course of business (including as a result of Dispositions not prohibited by Section 7.06);

(d)	Guarantees permitted by Section 7.03; and

(e)	Investments (other than Cash Equivalents) existing on the Effective Date and set forth on Schedule 5.13 hereof.

7.03 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)	Indebtedness under the Loan Documents;

(b)	Existing Indebtedness and permitted future Indebtedness as provided by Schedule 7.03;

(c)	Indebtedness incurred after the Effective Date consisting of Guarantees permitted by Section 7.04;

(d)	Indebtedness incurred in the ordinary course of business in connection with letters of credit or surety bonds required by Law or third parties in connection with the Loan Parties’ operations.

7.04 Guarantees and Other Liabilities.  Purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the Indebtedness, stock or dividends of any Person, except (a) for any guaranty of Indebtedness or other obligations of the Borrower or any Guarantor if the Borrower or such Guarantor could have incurred such Indebtedness or obligations under this Agreement, (b) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (c) customary indemnities in favor of officers, employees, directors, consultants, attorneys, accountants or other advisors, and (d) guarantees of Obligations under the Loan Documents.

7.05 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.06 Dispositions.  Make any Disposition of Collateral, except:

(a)
 Dispositions of unused, obsolete or worn out property and surplus aircraft, engines and parts related thereto, whether now owned or hereafter acquired, in the ordinary course of business not to exceed $50,000 per year;

(b)	Dispositions of inventory in the ordinary course of business (which, for the avoidance of doubt shall not include the assets set forth on Schedule 7.06 or any Spare Parts related thereto);

provided, however, that any Disposition pursuant to this Section 7.06 shall be for fair market value.

7.07 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions (except as provided in Section 7.17), except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, each Loan Party (other than the Borrower) may make Restricted Payments to any Loan Party which is its direct parent.

7.08 Change in Nature of Business.  Except for a termination of the Mesa Code Share Agreement, engage in any line of business different from those lines of business conducted by the Borrower and its Subsidiaries on the Effective Date.

7.09 Transactions with Affiliates.  Enter into any transaction of any kind with any shareholder or Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Loan Party as would be obtainable by the Borrower or such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.10 Use of Proceeds.  Use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11 Amendments of Organization Documents.  Amend any of its Organization Documents.

7.12 Changes in Fiscal Year.  Make any change in fiscal year.

7.13 Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness.

7.14 Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture.

7.15 Speculative Transactions.  Engage in any transaction involving any Swap Contract.

7.16 Formation of Subsidiaries.  Organize or invest in any new Subsidiary.

7.17 Change in Capital Structure.  Except for (a) any exchange or reapportionment of equity between William J. Boyer, Jr. and Dorvin D. Leis and (b) any sale by William J. Boyer, Jr. of a portion of his Equity Interests in the Borrower to a third party as approved by the Lender in its sole discretion (it being understood that both of the foregoing shall always be subject to Section 8.01(h)), make any material change in its equity capital structure as in existence on the Effective Date or issue any new or additional Equity Interests; provided that, subject to Section 2.03, the Borrower may issue additional Equity Interests so long as the Net Cash Proceeds from such issuance are greater than the Minimum Proceeds Amount (except in the case of the equity contribution as provided by the Leis Letter, which shall not be subject to receipt of the Minimum Proceeds Amount); provided further that, in the event that a proposed sale by William J. Boyer, Jr. of a portion of his Equity Interests in the Borrower as described by subpart (b) of this Section 7.17 is for an amount less than the Minimum Proceeds Amount, the Lender shall have a right of first refusal to purchase such Equity Interests.

7.18 Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.

7.19 Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations not prohibited hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.20 Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party, (b) make loans or advances to, or other Investments in, any Loan Party or (c) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.21 Capital Expenditures

Make or become legally obligated to make any Capital Expenditures, except for (a) Capital Expenditures not exceeding, in the aggregate for the Borrower and its Subsidiaries during each Fiscal Year (commencing with the Fiscal Year ending December 31, 2008, and on a noncumulative basis, with effect that amounts not expended in any such period may not be carried forward to a subsequent period), $25,000; (b) [*] and (c) [*].

7.22 Board Changes

Change the composition of the Board of Directors of the Borrower.

7.23 Material Contracts and Obligations

Enter into any contract or assume any other obligation that may require payment by the Borrower of more than $10,000 in any calendar year and/or the performance by the Borrower of any material obligations other than any such contract or obligation reasonably incurred in the ordinary course of the Borrower’s business and in respect of the day-to-day operations of the Borrower.

7.24 Compensation of Officers and Managers

Increase or materially amend the compensation of any officer or manager (or, in the case of an officer or manager hired by the Borrower after the Effective Date of this Agreement, enter into an employment agreement or employment relationship with such officer or manager) except upon the prior consent of the Lender.

7.25 Debt Payments upon Event of Default

Upon the occurrence and during the continuance of an Event of Default, make any payments of any kind whatsoever in respect of any of the obligations described by Schedule 5.21.

*Confidential

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.  Any of the following shall constitute an Event of Default:

(a)
Non-Payment.  The Borrower or any other Loan Party fails to pay when and as required to be paid herein, any amount of principal of, or interest on, the Term Loan, or when and as the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)	Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05, 6.07, 6.10, 6.11, 6.13, 6.14 or 6.15, or Article VII; or

(c)
Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for five (5) Business Days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Lender; or

(d)
 Representations and Warranties.  Any representation, warranty, certification or statement of fact made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made; or

(e)
 Cross-Default on Indebtedness.  Any event shall have occurred that permits any holder or holders (or a trustee or agent on behalf of such holder or holders) of Indebtedness (other than Indebtedness hereunder) to demand the payment of such Indebtedness prior to its stated maturity, or cash collateral in respect thereof; or

(f)
Judgments.  There is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $100,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of such claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is a period of five (5) consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(g)
 Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be valid and binding on or enforceable against any Loan Party intended to be a party to it; any Loan Party files a motion or other pleading seeking to challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(h)	Change of Control. There occurs any Change of Control; or

(i)
 Collateral Document.  Any Collateral Document after delivery thereof (other than pursuant to the terms thereof) ceases to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby having the priority contemplated by the Loan Documents; or

(j)
 Material Adverse Effect.  Other than a termination of the Mesa Code Share Agreement, there occurs any event or circumstance that would give rise to a Material Adverse Effect since the Effective Date; or

(k)
 Change in Business.  Other than a termination of the Mesa Code Share Agreement, the Borrower and its Subsidiaries cease to operate their business as conducted on the date hereof or cease to operate flights substantially in accordance with the flight schedule of the Borrower and its Subsidiaries as of the Effective Date; or

(l)
 Involuntary Proceedings.  An involuntary proceeding shall be commenced and not dismissed or stayed within 60 days or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days, or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; or

(m)
  Voluntary Proceedings.  the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (m) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary  or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due (other than with respect to Indebtedness described on Schedule 5.02); or

(n)	Cross Default on Airline Services Agreement. Any default under the Airline Services Agreement which permits Shuttle America Corporation to terminate the Airline Services Agreement; or

(o)	Leis Letter. Any default by Dorvin D. Leis under the Leis Letter.

(p)	Cross Default on Administrative Services Agreement. Any default by the Borrower in the performance of its obligations under the Administrative Services Agreement.

8.02 Remedies upon Event of Default.  Upon the occurrence of any Event of Default described in Section 8.01(l) or (m) above, automatically, and upon the occurrence and during the continuance of any other Event of Default, at the request of the Lender:

(i)
the unpaid principal amount of all outstanding Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(ii)	the Lender shall exercise all rights and remedies available to it under the Loan Documents or applicable laws.

8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 or upon the commencement of any case or proceeding under any Debtor Relief Law, any amounts received on account of any Obligations or from or with respect to the Collateral or any enforcement proceedings with respect thereto shall be applied by the Lender in such order as it so elects and, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

All payments made pursuant to this Section 8.03 shall be made to the Lender.

8.04 Default by the Lender

In respect of a Term Borrowing after the Effective Date and so long as (a) the Borrower has fully satisfied the conditions set forth in Section 4.02 and (b) the Borrower and the Guarantors have satisfied all their respective obligations pursuant to this Agreement, any failure by the Lender to make a Term Borrowing as provided by Section 2.01(c) shall be deemed a material default of this Agreement by the Lender.

ARTICLE IX
[INTENTIONALLY OMITTED]

ARTICLE X
SECURITY

10.01 Grant of Security.  To induce the Lender to make the Term Loan, each Loan Party hereby grants to the Lender, as security for the full and prompt payment when due of the Obligations of such Loan Party a continuing Lien and security interest in and to all Pledged Collateral of such Loan Party.  “Pledged Collateral” means all of the property and assets (other than the Excluded Assets) of each Loan Party and its estate, tangible and intangible, whether now owned or hereafter acquired or arising and regardless of where located, including but not limited to:

(a)
 all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, aircraft engines, aircraft propellers, furniture and fixtures, and all parts thereof and all accessions thereto and all software related thereto, including, without limitation, software that is embedded in and is part of the equipment (any and all such property being the “Equipment”);

(b)
 all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Loan Party has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Loan Party has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Loan Party), and all accessions thereto and products thereof and documents therefore, and all software related thereto, including, without limitation, software that is embedded in and is part of the inventory (any and all such property being the “Inventory”);

(c)
 all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables”, and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts to the extent not referred to in clause (d), (e) or (f) below being the “Related Contracts”);

(d)	the following (the “Security Collateral”):

(i)
 the Pledged Equity and the certificates, if any, representing the Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto and all rights with respect to such Pledged Equity, including all rights to vote such Pledged Equity or exercise rights under any partnership agreement, limited liability company agreement or similar agreement relating to Initial Pledged Equity;

(ii)
 the Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt; and

(iii)
 all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Loan Party has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto;

(e)	the following (collectively, the “Account Collateral”):

(i)
 all deposit and other bank accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all cash equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing such accounts;

(ii)
 all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Lender for or on behalf of such Loan Party, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii)
 all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(f)
 all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Loan Party pertaining to any of the Pledged Collateral; and

(g)
 all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Pledged Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (g) of this Section 10.01 and this clause (h)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Lender is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Pledged Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash.

10.02 Further Assurances.

(a)
 Each Loan Party agrees that from time to time, at the expense of such Loan Party, such Loan Party will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Lender may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Loan Party hereunder or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral of such Loan Party.  Without limiting the generality of the foregoing, each Loan Party will, within a commercially reasonable time with respect to Pledged Collateral of such Loan Party:  (i) at the request of the Lender, mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract, and each of its records pertaining to such Pledged Collateral with a legend, in form and substance satisfactory to the Lender, indicating that such document, chattel paper, Related Contract, or Pledged Collateral is subject to the security interest granted hereby; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Lender may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Loan Party hereunder; (iii) at the request of the Lender, deliver to the Lender certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank; (iv) at the request of the Lender, take all action reasonably necessary to ensure within the time required hereunder that the Lender has control of Pledged Collateral consisting of deposit accounts, electronic chattel paper, investment property, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the Uniform Commercial Code and in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record; (v) at the request of the Lender, take all action reasonably necessary to ensure that the Lender’s security interest is noted on any certificate of ownership related to any Pledged Collateral evidenced by a certificate of ownership; (vi) at the reasonable request of the Lender, cause the Lender to be the beneficiary under all letters of credit that constitute Pledged Collateral, with the exclusive right to make all draws under such letters of credit, and with all rights of a transferee under Section 5-114(e) of the Uniform Commercial Code; and (viii) deliver to the Lender evidence that all other action that the Lender may deem reasonably necessary or desirable in order to perfect and protect the security interest created by such Loan Party in the Pledged Collateral under this Agreement has been taken.

(b)
 Each Loan Party hereby authorizes the Lender to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Loan Party, in each case without the signature of such Loan Party, and regardless of whether any particular asset described in such financing statements falls within the scope of the Uniform Commercial Code or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement or any financing statement covering the Pledged Collateral or any part thereof shall be sufficient as a financing statement where permitted by Law.  Each Loan Party ratifies its authorization for the Lender to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c)
 Each Loan Party will furnish to the Lender from time to time statements and schedules further identifying and describing the Pledged Collateral of such Loan Party and such other reports in connection with such Pledged Collateral as the Lender may reasonably request, all in reasonable detail.

10.03 Rights of the Lender; Limitations on the Lender’s Obligations

(a)
   (i) Each Loan Party shall remain liable under the contracts and agreements included in such Loan Party’s Pledged Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed (including paying cure costs if such contracts or agreements are assumed), (ii) the exercise by the Lender of any of the rights hereunder shall not release any Loan Party from any of its duties or obligations under the contracts and agreements included in the Pledged Collateral, and (iii) the Lender shall not have any obligation or liability under the contracts and agreements included in the Pledged Collateral by reason of this Agreement or any other Loan Document, nor shall the Lender be obligated to perform any of the obligations or duties of any Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b)
 Except as otherwise provided in this subsection (b), each Loan Party will continue to collect, at its own expense, all amounts due or to become due such Loan Party under the Receivables and Related Contracts.  In connection with such collections, such Loan Party may take (and, at the Lender’s direction, will take) such action as such Loan Party or the Lender may reasonably deem necessary or advisable to enforce collection of the Receivables and Related Contracts; provided, however, that, subject to any requirement of notice provided in Section 8.02, the Lender shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the obligors under any Receivables and Related Contracts of the assignment of such Receivables and Related Contracts to the Lender and to direct such obligors to make payment of all amounts due or to become due to such Loan Party thereunder directly to the Lender and, upon such notification and at the expense of such Loan Party, to enforce collection of any such Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Loan Party might have done, and to otherwise exercise all rights with respect to such Receivables and Related Contracts, including, without limitation, those set forth in Section 9-607 of the Uniform Commercial Code.  Upon and during the exercise by the Lender of any of the remedies described in the proviso of the immediately preceding sentence, (i) any and all amounts and proceeds (including, without limitation, instruments) received by such Loan Party in respect of the Receivables and Related Contracts of such Loan Party shall be received in trust for the benefit of the Lender hereunder, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Lender in the same form as so received (with any necessary indorsement) to be deposited in a collateral account maintained with the Lender and applied as provided in Section 10.05(b) and (ii) such Loan Party will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Related Contract, release wholly or partly any obligor thereof, or allow any credit or discount thereon.  No Loan Party will permit or consent to the subordination of its right to payment under any of the Receivables and Related Contracts to any other indebtedness or obligations of the obligor thereof.

(c)
 The Lender shall have the right to make test verification of the Receivables in any manner and through any medium that it considers advisable in its reasonable discretion, and each Loan Party agrees to furnish all such assistance and information as the Lender may reasonably require in connection therewith.

10.04 Covenants of the Loan Parties with Respect to Pledged Collateral.  Each Loan Party hereby covenants and agrees with the Lender that from and after the date of this Agreement and until the Obligations (other than contingent indemnification obligations which are not then due and payable) are fully satisfied:

(a)	Delivery and Control of Pledged Equity

(i)
 All certificates or instruments representing or evidencing Pledged Equity shall be delivered to and held by or on behalf of the Lender pursuant hereto at the request of the Lender, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Lender.

(ii)
 With respect to any Pledged Equity in which any Loan Party has any right, title or interest and that constitutes an uncertificated security, such Loan Party will cause the issuer thereof either (i) to register the Lender as the registered owner of such security or (ii) to agree in an authenticated record with such Loan Party and the Lender that such issuer will comply with instructions with respect to such security originated by the Lender without further consent of such Loan Party, such authenticated record to be in form and substance reasonably satisfactory to the Lender.  With respect to any Security Collateral in which any Loan Party has any right, title or interest and that is not an uncertificated security, upon the request of the Lender, such Loan Party will notify each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder.

(iii)	Except as provided in Section 10.05, such Loan Party shall be entitled to receive all cash dividends paid in respect of the Pledged Equity with respect to the Pledged Equity.

(iv)	Except as provided in Section 10.05 and subject to Article VII, such Loan Party will be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Equity.

(b)
 Maintenance of Records.  Such Loan Party will keep and maintain, at its own cost and expense, satisfactory and complete records of the Pledged Collateral, in all material respects, including, without limitation, a record of all payments received and all credits granted with respect to the Pledged Collateral and all other dealings concerning the Pledged Collateral in each case in accordance with its normal business practice.

(c)
 Indemnification with Respect to Pledged Collateral.  In any suit, proceeding or action brought by the Lender relating to any Pledged Collateral for any sum owing thereunder or to enforce any provision of any Pledged Collateral in each case, brought by the Lender in accordance with this Agreement, such Loan Party will save, indemnify and keep the Lender harmless from and against all expense, loss or damage suffered by the Lender by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Loan Party, and all such obligations of such Loan Party shall be and remain enforceable against and only against such Loan Party and shall not be enforceable against the Lender.

(d)
 Limitation on Liens on Pledged Collateral.  Such Loan Party will defend the Pledged Collateral against and take such other action as is necessary to remove, any Lien on the Pledged Collateral except Liens permitted under Section 7.01 and will defend the right, title and interest of the Lender in and to all of such Loan Party’s rights under the Pledged Collateral against the claims and demands of all Persons whomsoever other than claims or demands arising out of Liens permitted under Section 7.01.

(e)
 Limitations on Modifications of Receivables.  Except with respect to intercompany Receivables among the Loan Parties, such Loan Party will not, without the Lender’s prior written consent, grant any extension of the time of payment under or in respect of any of the Receivables or Related Contracts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than any of the foregoing which are done in the ordinary course of business, consistent with past practices, and trade discounts granted in the ordinary course of business of such Loan Party.

(f)
 Notices.  Such Loan Party will advise the Lender promptly after it obtains knowledge thereof, in reasonable detail, (i) of any Lien asserted against any of the Pledged Collateral other than Liens permitted under Section 7.01, and (ii) of the occurrence of any other event which would result in a material adverse change with respect to the aggregate value of the Pledged Collateral or on the security interests created hereunder.

(g)
 Maintenance of Equipment.  Such Loan Party will keep and maintain the Equipment in good operating condition sufficient for the continuation of the business conducted by such Loan Party on a basis consistent with past practices, ordinary wear and tear excepted.

10.05 Remedies.  If any Event of Default shall have occurred and be continuing:

(a)
 The Lender may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Pledged Collateral) and also may:  (i) require each Loan Party to, and each Loan Party hereby agrees that it will at its expense and upon request of the Lender forthwith, assemble all or part of the Pledged Collateral as directed by the Lender and make it available to the Lender at a place and time to be designated by the Lender that is reasonably convenient to such Loan Party and the Lender; (ii) without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as are commercially reasonable; (iii) occupy any premises owned or leased by any of the Loan Parties where the Pledged Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Loan Party in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Loan Parties under or in connection with the Pledged Collateral, or otherwise in respect of the Pledged Collateral, including, without limitation, (A) any and all rights of such Loan Party to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, the Related Contracts and the other Pledged Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Receivables, the Related Contracts and the other Pledged Collateral, including, without limitation, those set forth in Section 9-607 of the Uniform Commercial Code.  To the extent not inconsistent with the Federal Aviation Act, the DOT requirements and the FAA requirements, the Lender may be the purchaser of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale.  Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of the Grantors, and each Grantor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Lender shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Any Account Collateral and any Proceeds of any Security Collateral may be applied by the Lender towards payment of the Obligations.

(b)
 Any cash held by or on behalf of the Lender and all cash proceeds received by or on behalf of the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied against the Obligations, in the manner set forth in Section 8.03.  Any surplus of such cash or cash proceeds held by the Lender and remaining after payment in full of the Obligations shall be paid over to the applicable Loan Party or to whomever may be lawfully entitle to receive such surplus.

(c)
 All payments received by any Loan Party under or in connection with the Pledged Collateral shall be received in trust for the benefit of the Lender, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Lender in the same form as so received (with any necessary indorsement).

(d)
 The Lender may, without notice to any Loan Party except as required by law or Section 8.02 and at any time or from time to time, charge, set off and otherwise apply all or any part of the Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e)
 The Lender is authorized, in connection with any sale of the Security Collateral pursuant to this Section 10.05, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral any information in its possession relating to such Security Collateral.

10.06 Modifications .The Liens, lien priority and other rights and remedies granted to the Lender pursuant to this Agreement and the other Secured Credit Documents shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any of the Loan Parties or by any other act or omission whatsoever.

10.07 Release; Termination.  Upon the latest of (i) the payment in full in cash of the Obligations (other than contingent indemnification obligations which are not then due and payable) or the conversion of the outstanding amount of the Term Loan pursuant to Section 2.08 and (ii) the Maturity Date, the pledge and security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the applicable Loan Party.  Upon any such termination, the Lender will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

ARTICLE XI
GUARANTY

11.01 Guaranty.  Each Guarantor, severally, unconditionally and irrevocably guarantees (the undertaking by each Guarantor under this Article XI being the “Guaranty”) the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Loan Parties now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Lender in enforcing any rights under this Guaranty or any other Loan Document.  Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

11.02 Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto.  The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and such Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

(a)	any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(b)
 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)
 any taking, exchange, release or nonperfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from this Guaranty or any other guaranty, for all or any of the Guaranteed Obligations;

(d)
 any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other property and assets of any other Loan Party or any of its Subsidiaries;

(e)	any change, restructuring or termination of the corporate structure or existence of any other Loan Party or any of its Subsidiaries;

(f)
 any failure of the Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Lender, as the case may be (such Guarantor waiving any duty on the part of the Lender to disclose such information);

(g)
 the failure of any other Person to execute this Agreement or any other guarantee or agreement of the release or reduction of the liability of any of the other Loan Parties or any other guarantor or surety with respect to the Guaranteed Obligations; or

(h)
 any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Lender) that might otherwise constitute a defense available to, or a discharge of, such Guarantor, any other Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Lender or by any other Person upon the insolvency, bankruptcy or reorganization of any other Loan Party or otherwise, all as though such payment had not been made.

11.03 Waivers and Acknowledgments.

(a)
 Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Lender protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any other Loan Party or any other Person or any Collateral.

(b)
 Each Guarantor hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.  Each Guarantor acknowledges and agrees that this Guaranty is a guarantee of payment and not of collection.

(c)
 Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Lender which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)
 Each Guarantor acknowledges that the Lender may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any Collateral Document by nonjudicial sale, and such Guarantor hereby waives any defense to the recovery by the Lender against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)
 Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Lender.

(f)
 Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 11.02 and this Section 11.03 are knowingly made in contemplation of such benefits.

11.04 Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of its Obligations under this Guaranty or under any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Lender against such other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Term Loan shall have expired or terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Lender (in the same form as so received) and shall forthwith be paid to the Lender (without any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall pay to the Lender all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Lender will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from the payment made by such Guarantor pursuant to this Guaranty.

11.05 Continuing Guarantee; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Maturity Date, (b) be binding upon each Guarantor and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Lender and its respective successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, the Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of the Term Loan owing to it and the Term Note held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Lender Party under this Article XI or otherwise, in each case as provided in Section 12.07.  Notwithstanding clause (b) of this Section 11.05, no Guarantor may assign any of its obligations under this Guaranty.

11.06 No Reliance.  Each Guarantor has, independently and without reliance upon the Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

ARTICLE XII
MISCELLANEOUS

12.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12.02 Notices and Other Communications; Facsimile Copies

(a)
 General.  Unless otherwise expressly provided in this Agreement, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)
 if to the Borrower, to the address, facsimile number, electronic mail address or telephone number specified for the Borrower on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Lender; and

(ii)
 if to the Lender, to the address, facsimile number, electronic mail address or telephone number specified by the Lender on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, first-class postage prepaid; (C) if delivered by facsimile, when sent; and (D) if delivered by electronic mail, when received; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)
 Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Lender.  The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)
 Reliance by the Lender.  The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.

12.03 No Waiver; Cumulative Remedies.  No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.04 Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Lender for all out-of-pocket costs and expenses incurred in connection with any amendment, waiver, consent or other modification of the provisions hereof and the other Loan Documents (whether or not the transactions contemplated hereby or thereby are consummated), and the administration of the transactions contemplated hereby and thereby, including all Attorney Costs (including, without limitation, specialty and local counsel) and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender.  All amounts due under this Section 12.04 shall be payable within two Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Term Loan and repayment of all other Obligations.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, including, without limitation, Attorney Costs and indemnities, such amount may be paid on behalf of such Loan Party by the Lender, in its sole discretion and any such amounts so paid by the Lender, shall constitute Obligations owing to such person.

12.05 Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Term Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to any Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall have any liability for any indirect, special or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 12.05 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the replacement of the Lender, the termination of the Term Loan,, and the repayment, satisfaction or discharge of all the other Obligations.

12.06 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

12.07 Successors and Assigns

(a)
 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) in accordance with the provisions of subsection (b) of this Section or (ii) by way of participation in accordance with the provisions of subsection (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.  In addition, no Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

(b)
 The Lender may at any time assign to any assignee that is an Affiliate of the Lender (an “Assignee”) all or a portion of its rights and obligations under this Agreement.  Upon request, the Borrower (at its expense) shall execute and deliver a Term Note to the Assignee in the amount of such assignment.

(c)
 The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were the Lender.

(d)
 A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

12.08 Setoff.  In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness or other obligations at any time owing by, the Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  The Lender agrees promptly to notify the Borrower after any such setoff and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Lender and its respective Affiliates may have.

12.09 Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or electronic image transmission (e.g., PDF) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Lender may also require that any such documents and signatures delivered by telecopier or electronic image transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or electronic image transmission.

12.10 Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.11 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or breach of such representation and warranty at the time the Term Loan were extended, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.12 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.13 Governing Law

(a)
 THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SUBSECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

(b)
 ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THE LENDER, IRREVOCABLY

(i)	ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(ii)	WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(iii)
 AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER (IN THE CASE OF ANY LOAN PARTY), OR TO ANY PERSON THAT IS NOT A LOAN PARTY, TO SUCH PERSON AT THE APPLICABLE ADDRESS SET FORTH ON SCHEDULE 12.02;

(iv)
 AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(v)	AGREES THAT LENDER RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST IT IN THE COURTS OF ANY OTHER JURISDICTION; AND

(vi)
 AGREES THAT THE PROVISIONS OF THIS SECTION 12.15 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SUBSECTION 5-1402 OR OTHERWISE.

12.14 Waiver of Right to Trial by Jury.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, WHICH EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.14 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOAN MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.15 Binding Effect.           This Agreement shall become effective when it shall have been executed by the Lender, and shall be binding upon and inure to the benefit of the Loan Parties and the Lender and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their respective rights or obligations hereunder or any interest herein without the prior written consent of the Lender.

 [signature pages follow]

*Confidential

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOKULELE FLIGHT SERVICE, INC., as Borrower

By:	/s/ William J. Boyer Jr.
Name: William J. Boyer Jr.
Title: CEO, President

REPUBLIC AIRWAYS HOLDINGS INC. , as Lender

By:	/s/ Bryan Bedford
Name: Bryan Bedford
Title: President & CEO

THE BRAND BUILDERS, INC., as a Guarantor

By:	/s/ William J. Boyer Jr.
Name: William J. Boyer Jr.
Title: CEO, President

MOKULELE AIR GROUP, INC., as a Guarantor

By:	/s/ William J. Boyer Jr.
Name: William J. Boyer Jr.
Title: CEO, President

SCHEDULE I

PLEDGED EQUITY

Pledgor	Issuer	Certificate No.	Number of Shares
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

*Confidential

SCHEDULE II

PLEDGED DEBT

[*]

*Confidential

SCHEDULE 5.02

DEFAULTS

[*]

*Confidential

SCHEDULE 5.03

CERTAIN AUTHORIZATIONS

[*]

*Confidential

SCHEDULE 5.11

TAXES

[*]

*Confidential

SCHEDULE 5.13

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

[*]

1. [*]
2. [*]

[*]

*Confidential

SCHEDULE 5.18(a)(1)

UCC INFORMATION

Name	Jurisdiction of Formation/ID Number	Address of Chief Executive Office
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

*Confidential

SCHEDULE 5.18(a)(2)

UCC INFORMATION CHANGES

[*]

*Confidential

SCHEDULE 5.20

DEPOSITS
1.                                [*]

2.                                [*]

3.                                [*]

4.                                [*]

*Confidential

SCHEDULE 5.21

OUTSTANDING OBLIGATIONS

[*]

See also attachment to Schedule 5.21

     [*]

*Confidential

SCHEDULE 5.22

EQUITY INTERESTS

See attached Stock Ledger

[*]

*Confidential

SCHEDULE 5.23

MATERIAL CONTRACTS AND OBLIGATIONS

[to be provided by Borrower]

SCHEDULE 5.24

CAPITAL STRUCTURE

See attached spreadsheet

[*]

*Confidential

SCHEDULE 5.25

AIRFRAME LEASES

Aircraft Tail No.	Monthly Rent	Expiration Date

1. [*]	[*]	$[*]

2. [*]	[*]	$[*]

3. [*]	[*]	$[*]

*Confidential

SCHEDULE 7.01

LIENS

1.	[*]

2.	[*]

*Confidential

SCHEDULE 7.03

EXISTING INDEBTEDNESS

See Schedule 5.21 and its attachment.

[*].

*Confidential

SCHEDULE 7.06

PERMITTED DISPOSITIONS

[*]

*Confidential

SCHEDULE 12.02

NOTICES

if to the Borrower:

[*]

copy to:
[*]

With copy to:
[*]

if to the Lender:

[*]

With copy to:

[*]

*Confidential

EXHIBIT A

FORM OF TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE LOAN AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS TERM NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH LOAN AGREEMENT.

$____________ New York, New York
________ __, ____
FOR VALUE RECEIVED, the undersigned, MOKULELE FLIGHT SERVICE, INC., a Hawaii corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) or its registered assigns to the account specified by the Lender (as defined in the Loan Agreement (as hereinafter defined)) in Dollars and in immediately available funds, on the Maturity Date (or earlier in accordance with the terms of the Loan Agreement) the principal amount of (a) ________________ DOLLARS AND _________________ CENTS ($_________), or, if less, (b) the aggregate unpaid principal amount of the Term Loan made by the Lender pursuant to Section 2.01 of the Loan Agreement.  The Borrower further agrees to pay interest in like money to such account on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.04 of the Loan Agreement.

The holder of this Term Note is authorized to indorse on the schedules annexed hereto and made a part hereof the date, type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto.  Each such indorsement shall constitute conclusive evidence of the accuracy of the information indorsed, absent manifest error.  The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Term Note (a) is the Term Note issued pursuant to that certain Loan Agreement, dated as of October 10, 2008 (including all annexes, exhibits and schedules thereto, and as amended, restated, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Loan Agreement”), among the Borrower, Mokulele Flight Service, Inc., a Hawaii corporation, the Subsidiaries of the Borrower and Republic Airways Holdings Inc., as Lender, (b) is subject to the provisions of the Loan Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Loan Agreement and (d) is secured and guaranteed as provided in the Loan Documents.  Reference is hereby made to the Loan Agreement for a statement of all of the terms and conditions under which the Term Loan evidenced hereby are made and are to be repaid.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Term Note in respect thereof.  The principal balance of the Term Loan, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation shall not affect the obligation of the Borrower to make a payment when due of any amount owing under the Loan Agreement or this Term Note.

Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Agreement.  No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Term Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby expressly waive presentment, demand, protest and all other notices or requirements of any kind.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE LOAN AGREEMENT, THIS TERM NOTE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE LOAN AGREEMENT.

[signature page follows]

EXHIBIT B

FORM OF SPARE PARTS SECURITY AGREEMENT

EXHIBIT C

FORM OF AIRCRAFT AND ENGINE SECURITY AGREEMENT

EXHIBIT D

COPY OF EXECUTED AIRLINE SERVICES AGREEMENT

EXHIBIT E

FORM OF ADMINISTRATIVE SERVICES AGREEMENT